                                                        Exhibit No. EX. 99.h.3.E

                                THE OLSTEIN FUNDS
                                AMENDMENT TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

     THIS  AMENDMENT  dated as of the 25 day of October,  2006,  to the Transfer
Agent Servicing Agreement,  dated March 2, 1998, as amended,  (the "Agreement"), is entered by and between The Olstein  Funds,  a Delaware  statutory  trust (the
"Trust") and U.S.  Bancorp Fund  Services,  LLC, a Wisconsin  limited  liability company ("USBFS").

                                    RECITALS

     WHEREAS,   the  parties  have  entered  into  a  Transfer  Agent  Servicing
Agreement; and

     WHEREAS, the Trust intends to change the name of a current fund, intends to create an additional fund and intends to amend the fees; and

     WHEREAS,  Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

     NOW, THEREFORE, the parties agree as follows:

     Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended  hereby,  the Agreement  shall remain in full force and effect.

     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE OLSTEIN FUNDS                              U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael Luper                          By: /s/ Michael R. McVoy
Printed Name: Michael Luper                    Printed Name: Michael R. McVoy
Title: Treasurer                               Title: Sr. Vice President